Exhibit 99.1
NASDAQ:GFED www.gbankmo.com For Immediate Release

Contacts: Shaun A. Burke, President and CEO or Carter M. Peters, CFO

  1341 W. Battlefield

  Springfield, MO 65807

  417-520-4333

GUARANTY FEDERAL BANCSHARES, INC.

ANNOUNCES PRELIMINARY SECOND QUARTER 2014 FINANCIAL RESULTS

SPRINGFIELD, MO – (July 17, 2014) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following results for its second quarter ended June 30, 2014.

Selected Financial Information

	Quarter ended
	June 30, 2014	March 31, 2014	June 30, 2013
	(Dollar amounts in thousands, except per share data)
Net income available to common shareholders	$1,228	$1,055	$1,369

Diluted income per common share	$0.28	$0.33	$0.49
Common shares outstanding	4,274,348	4,260,125	2,732,431
Average common shares outstanding , diluted	4,337,545	3,227,879	2,806,924

Annualized return on average assets	0.86%	0.83%	0.97%
Annualized return on average equity	8.71%	9.34%	12.33%
Net interest margin	3.38%	3.59%	3.42%
Efficiency ratio	66.51%	71.49%	70.29%

Tangible common equity to tangible assets	9.38%	8.80%	5.71%
Tangible book value per common share	$13.59	$13.21	$13.39
Nonperforming assets to total assets	1.97%	2.45%	3.08%

Company initiatives also resulted in the following additional highlights during the second quarter of 2014 as compared to the first quarter of 2014:

●	Gross loans increased $7.6 million.
●	Nonperforming assets declined $3.4 million.
●	Noninterest bearing demand deposit account balances increased $3.3 million.
●	Preferred stock outstanding of $12.0 million was redeemed in full on May 7, 2014.
●	The Company announced a 2nd quarter common dividend of $.05 per share on June 27, 2014.

After preferred stock dividends and accretion, net income for the quarter ended June 30, 2014 was $1.2 million as compared to $1.4 million for the same quarter in 2013. Diluted earnings per common share was $0.28 for the quarter, a decrease from the $0.49 earned during the same quarter in 2013.

The following were key issues that contributed to the second quarter operating results as compared to the same quarter in 2013 and the financial condition results compared to December 31, 2013:

Net interest income – The Company continues to have pressures on interest income primarily caused by increased pricing competition on new and existing credit relationships. The declines in average loan balances and pricing, compared to the prior year, have significantly impacted the ability to maintain loan yield compared to 2013. For the quarter, the Company’s total earning asset yield declined to 4.10% from 4.26% during the same quarter in 2013.

On the liability side, over the last several years the Company’s cost of funds improvement has played a significant role in expanding its net interest margin. Bank wide efforts to grow lower cost core deposit relationships have been successful and allowed for planned reductions in non-core, wholesale funding and higher cost retail certificates of deposit. The average cost of funds for the quarter was .81% compared to .92% during the same quarter in 2013.

Non-interest income – Non-interest income declined $1.8 million during the quarter primarily due to Company’s gains on investments and tax credit assets recognized during the prior year quarter in conjunction with a structured transaction. In May 2013, the Company sold $3.7 million of investment securities and low-income housing tax credits for a gain of $1.5 million. With those proceeds and available cash, the Company prepaid a $15 million repurchase agreement (bearing annual interest at 2.60%) incurring a prepayment penalty of $1.5 million.

Despite a 35% improvement over the first quarter of 2014, gains on sales of loans in the secondary market declined $341,000 during the second quarter compared to the same period in 2013. Long-term interest rates increased significantly during the latter half of 2013 and into the first quarter of 2014, dramatically reducing consumer demand for long-term secondary market mortgage loans. With mortgage interest rates expected to remain near to or climb higher than current levels, management anticipates that secondary market income will remain a challenge compared to income recognized in the prior year.

Non-interest expense – Non-interest expense decreased $1.6 million over the prior year quarter primarily due to a $1.5 million prepayment penalty incurred on the structured transaction discussed above. All other non-interest expenses have been closely managed and have shown small reductions compared to the same quarter in 2013.

Provision for loan loss expense and allowance for loan losses –Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expense of $325,000 during the quarter, an increase from the $250,000 recognized in the prior year quarter. In addition to the provision for loan loss expense of $325,000 recorded by the Company, loan charge-offs of specific loans (classified as nonperforming) exceeded recoveries by $1.3 million during the quarter.

The Company’s decline in overall loan balances during 2014 has reduced the allowance for loan loss reserve requirements. The allowance for loan losses as of June 30, 2014 was 1.47% of gross loans outstanding (excluding mortgage loans held for sale) compared to 1.65% as of December 31, 2013. Management believes the allowance for loan losses is at a sufficient level to provide for potential loan losses in the Bank’s existing loan portfolio.

Capital – At June 30, 2014, stockholders’ equity increased to $58.1 million compared to $50.4 million at December 31, 2013. Several factors have influenced the changes in the Company’s capital position during 2014.

First, stockholders’ equity increased due to $2.3 million in net income after preferred stock dividends and accretion for the six month period.

Secondly, on March 7, 2014, the Company closed an underwritten offering of its common stock. The Company raised approximately $17.2 million in gross proceeds by issuing 1,499,999 shares of its common stock, which includes the full exercise of the over-allotment option granted to the underwriters of 195,652 shares, at a price to the public of $11.50 per share. Net proceeds from the sale of the shares, after underwriting discounts and offering expenses incurred to date, were approximately $15.9 million. The Company utilized $12.0 million of the net proceeds to redeem the remaining 12,000 shares of the Company’s Series A Preferred Stock on May 7, 2014. The redemption will improve the Company’s net income available to common shareholders in future quarters by eliminating all preferred stock dividends.

As a result of change in market interest rates on many debt securities during the six month period, the Company experienced an improvement in the value of its investment portfolio. The equity portion of the Company’s unrealized gains on available-for-sale securities increased $1.6 million at June 30, 2014 as compared to December 31, 2013.

Due to the increase in stockholders’ equity and the corresponding increase in the number of common shares outstanding discussed above, the Company’s capital ratios have significantly changed. Tangible common equity as a percentage of tangible assets increased 319 basis points to 9.38% at June 30, 2014 compared to 6.19% at December 31, 2013. From the increase in common shares issued, the Company has experienced a reduction for the six month period of $0.45 in book value per common share to $13.59 at June 30, 2014.

From a regulatory capital standpoint, all capital ratios for both the Company and the Bank remain strong and well above regulatory requirements.

Nonperforming assets – The Company reduced its nonperforming assets to $12.2 million as of June 30, 2014 as compared to $19.7 million at December 31, 2013. Nonperforming assets as a percentage of total assets was 1.97% as of June 30, 2014 compared to 3.17% as of December 31, 2013 and 3.08% as of June 30, 2013. Reducing nonperforming assets will continue to be a significant initiative of the Company.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Gains on sales of available-for-sale securities
●	Losses on foreclosed assets held for sale
●	Gains on sales of low-income housing tax credits

●	Prepayment penalties on repurchase agreements
●	Charge for loss on deposit accounts
●	Provision for loan losses
●	Provision for income taxes

A reconciliation of the Company’s net income to its operating income for the quarters ended June 30, 2014 and 2013 is set forth below.

	Quarter ended		Six months ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
	(Dollar amounts are in thousands)

Net income	$1,339	$1,567	$2,640	$2,520

Add back:
Provision for income taxes	293	521	524	753
Income before income taxes	1,632	2,088	3,164	3,273

Add back/(subtract):
Gains on investment securities	(8)	(116)	(11)	(205)
Loss on foreclosed assets held for sale	61	76	77	148
Gain on sale of low-income housing tax credits	-	(1,441)	-	(1,441)
Prepayment penalty on repurchase agreements	-	1,510	-	1,510
Loss on deposit accounts	-	-	-	231
Provision for loan losses	325	250	525	650
	378	279	591	893

Operating income	$2,010	$2,367	$3,755	$4,166

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and a Loan Production Office in Webster County. In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When used in this prospectus, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights:

	Quarter ended		Six months ended
Operating Data:	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
	(Dollar amounts are in thousands, except per share data)

Total interest income	$6,041	$6,467	$12,401	$12,886
Total interest expense	1,060	1,281	2,161	2,709
Net interest income	4,981	5,186	10,240	10,177
Provision for loan losses	325	250	525	650
Net interest income after provision for loan losses	4,656	4,936	9,715	9,527
Noninterest income	862	2,684	1,680	3,704
Noninterest expense	3,886	5,532	8,231	9,958
Income before income taxes	1,632	2,088	3,164	3,273
Provision for income taxes	293	521	524	753
Net income	1,339	1,567	2,640	2,520
Preferred stock dividends and discount accretion	111	198	357	397
Net income available for common shareholders	$1,228	$1,369	$2,283	$2,123
Net income per common share-basic	$0.29	$0.50	$0.61	$0.78
Net income per common share-diluted	$0.28	$0.49	$0.60	$0.76

Annualized return on average assets	0.86%	0.97%	0.85%	0.78%
Annualized return on average equity	8.71%	12.33%	8.95%	9.91%
Net interest margin	3.38%	3.42%	3.49%	3.37%
Efficiency ratio	66.51%	70.29%	69.05%	71.74%

Financial Condition Data:	At June 30, 2014	At December 31, 2013
Cash and cash equivalents	$20,831	$12,303
Investments	100,484	97,772
Loans, net of allowance for loan losses 6/30/2014 - $6,788; 12/31/2013 - $7,802	455,374	465,003
Other assets	43,064	44,810
Total assets	$619,753	$619,888

Deposits	$481,153	$487,319
Advances from correspondent banks	53,400	55,350
Subordinated debentures	15,465	15,465
Securities sold under agreements to repurchase	10,000	10,000
Other liabilities	1,631	1,399
Total liabilities	561,649	569,533
Stockholders' equity	58,104	50,355
Total liabilities and stockholders' equity	$619,753	$619,888
Equity to assets ratio	9.38%	8.12%
Tangible book value per common share	$13.59	$14.04
Nonperforming assets	$12,237	$19,670